Exhibit 99.04

Ambac Financial Group, Inc.
One State Street Plaza
New York, NY 10004
212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon
(212) 208-3333
ppoillon@ambac.com
Web site: www.ambac.com

AMBAC FINANCIAL GROUP, INC. ANNOUNCES

SECOND QUARTER NET INCOME OF $180.7 MILLION, UP 11%

Second Quarter Net Income Per Diluted Share of $1.63, up 10%,

Second Quarter Adjusted Gross Premiums Written(1) $411.2 million, down 10%

NEW YORK, July 21, 2004—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced second quarter 2004 net income of $180.7 million, or $1.63 per diluted share. This represents an 11% increase from second quarter 2003 net income of $162.6 million, and a 10% increase in net income per diluted share from $1.48 per diluted share in the second quarter of 2003.

Net Income Per Diluted Share

Ambac presents net income and net income per diluted share. These measures are computed in accordance with accounting principles generally accepted in the United States of America (GAAP). However, the research analysts have not adjusted their reporting of earnings to a strictly GAAP basis. In order to assist investors in their understanding of quarterly results, Ambac will provide other useful information.

Earnings measures reported by research analysts typically exclude net gains and losses from sales of investment securities and mark-to-market gains and losses on credit derivative contracts and derivative hedge contracts (“net security gains and losses”) and non-recurring items. Certain research analysts further exclude the impact of accelerated premiums earned on guaranteed obligations that have been refunded and other accelerated earnings (“accelerated earnings”). During the second quarter 2004, net security gains and losses had the effect of increasing net income by $4.9 million, $0.04 on a per diluted share basis. Accelerated earnings had the effect of increasing net income by $17.4 million, or $0.16 per diluted share for the second quarter 2004. Table I, below, provides second quarter and six-month comparisons for the years 2004 and 2003.

Ambac Second Quarter 2004 Earnings/2

Table I

	Second Quarter			Six Months
	2004	2003	% Change	2004	2003	% Change
Net income per diluted share	$1.63	$1.48	+ 10%	$3.18	$2.75	+ 16%

Effect of net security (gains)/losses	$(0.04)	$(0.16)	n.a.	$(0.09)	$(0.18)	n.a.

Non-recurring items(1)	$0.00	$0.00	n.a.	$0.00	$0.04	n.a.

Sub-total excluding effect of net security gains/losses and non-recurring items(2)	$1.59	$1.32	+20%	$3.09	$2.61	+18%
Effect of accelerated earnings	$(0.16)	$(0.11)	n.a.	$(0.24)	$(0.17)	n.a.

Total excluding items	$1.43	$1.21	+18%	$2.85	$2.44	+17%

(1)	Six month 2003 amount represents the write off of previously deferred issuance expenses related to redeemed debentures.

(2)	Consensus earnings that are reported by earnings estimate services, such as First Call, are on this basis, which excludes net security gains and losses and non-recurring items.

Commenting on the overall results, Ambac President and CEO, Robert J. Genader, noted, “Ambac generated excellent top-line production while maintaining our disciplined underwriting standards and overall consistent pricing. The public finance market, with strong issuance and high insured penetration, continues to allow us to lock in attractive returns on long-term transactions.”

Revenues

Highlights

Adjusted gross premiums written(1) in the second quarter of 2004 were $411.2 million, down 10% from the second quarter of 2003 of $455.2 million. Premium growth in public finance was offset by declines in structured and international finance.

U.S. public finance continues to experience strong business activity. Transactions guaranteed during the quarter included strong writings in the health care, municipal lease and transportation sectors of the market. U.S. structured finance saw a wide spectrum of transaction activity but was lower than the second quarter 2003 primarily because of a large commercial asset-backed transaction that closed in the prior year and lower writings of investor-owned utilities deals in the second quarter 2004. International finance writings were lower than the comparable prior period but activity remains strong with transportation and future flow transactions highlighting the quarter.

Adjusted gross premiums written for the six months of 2004 of $670.0 million were 14% lower than adjusted gross premiums written of $777.6 million in the same period of 2003.

Table II, below, provides second quarter and six-month comparisons of adjusted gross premiums written, by market sector, for the years 2004 and 2003.

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Ambac Second Quarter 2004 Earnings/3

Table II

Adjusted Gross Premiums Written

$-millions	Second Quarter			Six Months
	2004	2003	% Change	2004	2003	% Change
Public Finance	$237.7	$217.4	+ 9%	$334.6	$295.5	+ 13%
Structured Finance	89.6	149.9	- 40%	166.8	267.5	- 38%
International	83.9	87.9	- 5%	168.6	214.6	- 21%

Total	$411.2	$455.2	- 10%	$670.0	$777.6	- 14%

•	Net premiums written in the second quarter of 2004 of $379.1 million were 10% higher than net premiums written of $343.7 million in the same period of 2003. Gross premiums written in the second quarter of 2004 and 2003 were (credited)/offset by ($15.9) million and $42.3 million in ceded premiums, respectively. Ceded premiums written in the second quarter of 2004 included the collection of $64.8 million in return premiums from the cancellation of certain reinsurance contracts, as discussed below under “Reinsurance Cancellations.” Excluding the return premiums, ceded premiums in the second quarter of 2004 increased by 16% to $48.9 million during the period. Ceded premiums as a percentage of gross premiums written were 13.5% and 11.0% for the second quarter of 2004 (exclusive of the return premiums) and 2003, respectively.

Net premiums written for the six months of 2004 of $571.7 million were 12% higher than net premiums written of $509.7 million in the same period of 2003.

•	Net premiums earned and other credit enhancement fees for the second quarter of 2004 were $201.4 million, which represented a 23% increase from the $164.3 million earned in the second quarter of 2003. Net premiums earned increased for all market segments. Public finance, our most mature market segment, continues to exhibit a strong growth trend as its earned premium, before accelerations, grew 20%, enhanced by the company’s continued focus on structured municipal transactions. Structured finance earned premium, before accelerations, grew 15% while international earned premiums, before accelerations, grew 20%. In structured finance, reduced writings of mortgage-backed securities over recent quarters and the continued high level of run-off negatively impacted the growth in earned premiums. While this quarter was encouraging in the mortgage-backed securities area, overall during the last few quarters the insured mortgage-backed securities market has faced increased competition. Similarly, in international, the pooled debt obligation market has been impacted by tight corporate credit spreads and, as a result, insured volume has decreased significantly, impacting earned premium growth in that segment. Credit cycles such as the ones we are currently experiencing in domestic mortgage-backed securities and international pooled debt obligations are a normal part of our business.

The mortgage-backed securities and pooled debt obligation exposures have relatively short average lives. As a result, the earnings from those types of exposures are recognized quickly

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Ambac Second Quarter 2004 Earnings/4

and can bring some volatility to the traditionally stable earned premium line. A significant portion of the recent premium writings in public finance and for certain bond types within structured finance and international are for longer-term transactions. While the earned premium impact from such writings is not as immediate as the mortgage-backed or pooled debt obligations, they do contribute to stability and predictability of the earned premium stream over the long term.

Net premiums earned include accelerated premiums, which result from refundings, calls and other accelerations recognized during the quarter. Accelerated premiums were $33.1 million in the second quarter of 2004 (which had a net income per diluted share effect of $0.16), up 57% from $21.1 million ($0.11 per diluted share) in accelerated premiums in the second quarter of 2003. Accelerated premiums in the second quarter of 2004 include the impact of the reinsurance cancellations, as discussed below under “Reinsurance Cancellations.”

Net premiums earned and other credit enhancement fees for the first half of 2004 were $378.3 million, which represented a 22% increase from the $309.4 million earned in the first half of 2003. Accelerated premiums were $48.3 million for the first half 2004 (which had a net income per diluted share effect of $0.24), up 45% from $33.2 million ($0.17 per diluted share) in accelerated premiums for the first half of 2003. Accelerated premiums in the first half of 2004 includes the impact of the reinsurance cancellations, as discussed below under “Reinsurance Cancellations.”

A breakdown of net premiums earned and other credit enhancement fees by market sector are included below as Table III. Normal net premiums earned exclude accelerated premiums that result from refundings, calls and other accelerations.

Table III

Net Premiums Earned and Other Credit Enhancement Fees

$-millions	Second Quarter			Six Months
	2004	2003	%Change	2004	2003	%Change
Public Finance	$50.7	$42.4	+ 20%	$99.8	$83.7	+ 19%
Structured Finance	67.6	59.0	+ 15%	133.2	112.4	+ 19%
International	50.0	41.8	+ 20%	97.0	80.1	+ 21%

Total Normal Premiums/Fees	168.3	143.2	+ 18%	330.0	276.2	+ 19%
Accelerated Premiums	33.1	21.1	+ 57%	48.3	33.2	+ 45%

Total	$201.4	$164.3	+ 23%	$378.3	$309.4	+ 22%

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Ambac Second Quarter 2004 Earnings/5

•	Net investment income for the second quarter of 2004 was $88.1 million, representing an increase of 10% from $79.9 million in the comparable period of 2003. This increase was due primarily to the growth in the investment portfolio from ongoing collection of financial guarantee premiums and the $134 million capital contribution from Ambac Financial Group, Inc. to Ambac Assurance in December 2003.

Net investment income for the six months of 2004 was $174.8 million, representing an increase of 12% from $156.5 million in the comparable period of 2003, primarily as a result of the reasons provided above.

•	Financial services revenues, which is composed of gross interest income less gross interest expense from investment and payment agreements plus revenue from derivative products and excludes net realized investment gains and losses, were $12.8 million in the second quarter of 2004, compared to ($4.2) million in revenues for the second quarter of 2003. The increase was primarily driven by a ($12.0) million mark-to-market adjustment in the second quarter 2003 resulting from the increase in the ratio of tax-exempt interest rates to taxable interest rates. During the second quarter last year, the ratio had risen higher than historical averages, impacted by the historically low interest rate environment and large supply of municipal debt. The ratio has largely come back down to historical levels since that time and the mark-to-market loss was largely reversed in later periods.

Financial services revenues were $29.8 million in the first half of 2004, up over 300% from the $6.9 million of revenues in the first half of 2003 primarily due to the mark-to-market adjustment recorded in the second quarter 2003, discussed above.

Expenses

Highlights

•	Financial guarantee expenses of $47.4 million for the second quarter of 2004 increased by 49% over the $31.9 million of expenses for the same quarter of 2003. This increase was primarily due to additions to the loss provision, higher compensation expense and the impact on net reinsurance commissions in connection with the cancellation of reinsurance during the period, as discussed below under “Reinsurance Cancellations.” The loss provision increased from $10.9 million in the second quarter of 2003, to $17.5 million in the second quarter of 2004, reflecting credit migration on certain exposures in the financial guarantee portfolio. The loss provision was flat to the first quarter 2004 provision. The higher compensation expense is reflective of the global opportunities as we continue to expand our resources to meet demand for our product.

Financial guarantee expenses of $91.5 million for the first six months of 2004 increased by 43% over the $63.9 million of expenses for the same period of 2003 primarily as a result of the reasons provided above.

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Ambac Second Quarter 2004 Earnings/6

•	Financial services other expenses, which represent the actual operating expenses for the segment, amounted to $3.4 million for the second quarter of 2004, up 31% from $2.6 million for the second quarter of 2003 primarily due to increased business activity in the derivative products business.

Financial services expenses for the first half of 2004 of $7.1 million increased by 29% from $5.5 million in expenses for the first half of 2003.

Other Items

•	Total net securities gains/(losses) for the second quarter of 2004 were $6.5 million, or $0.04 per diluted share, consisting of net realized gains on investment securities of $3.2 million and net mark-to-market gains on credit derivatives of $3.3 million. For the second quarter of 2003, net securities gains/(losses) were $27.5 million, or $0.16 per diluted share, consisting of net realized gains on investment securities of $17.4 million, net mark-to-market gains on credit derivatives of $10.0 million and net mark-to-market gains on derivative hedge contracts of $0.1 million.

Total net securities gains/(losses) for the first half of 2004 were $17.2 million, consisting of net realized gains on investment securities of $21.0 million, mark-to-market gains on credit derivatives of $10.2 million and net mark-to-market losses on derivative hedge contracts of ($14.0) million. The losses on derivative hedge contracts relate almost entirely to a mark-to-market adjustment on interest rate hedge contracts in Ambac’s medium-term note funding conduit recorded in the first quarter of 2004. The results from the medium-term note funding conduit are included in “Other (loss)/income” in the Consolidated Statements of Operations. For the first half of 2003 net gains were $30.2 million, consisting of net realized gains on investment securities of $31.7 million, mark-to-market losses on credit derivatives of ($2.2) million and net mark-to-market gains on derivative hedge contracts of $0.7 million.

•	Interest expense for the second quarter of 2004 was $13.5 million, down 7% from $14.5 million for the second quarter of 2003 primarily related to interest expense on debentures that were called in late April 2003.

Reinsurance Cancellations

Late in the second quarter Ambac completed the cancellation of certain reinsurance contracts with two reinsurers that had been downgraded by the rating agencies in 2003. The net par that was recaptured as a result of the cancellation totaled approximately $8.5 billion. Included in ceded premiums in our Consolidated Statement of Operations is $64.8 million in returned premiums from the cancellation, of which approximately $54.4 million was deferred. The difference, $10.4 million, included in accelerated premiums, results from the difference between the negotiated amount of returned premiums and the associated unearned premium remaining on the underlying guarantees. Offsetting the accelerated earnings are approximately $3.5 million of reinsurance commissions paid in excess of the unamortized reinsurance commissions previously deferred. The net impact of this cancellation, presented in Table I, above, as part of accelerated earnings, amounted to approximately $7.0 million, $4.5 million after-tax, or $0.04 per diluted share. In addition to the $54.4 million of deferred premiums collected, approximately $50.0 million net present value of future installment premiums is expected to be recognized in future earned premiums over the remaining life of the guarantees.

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Ambac Second Quarter 2004 Earnings/7

Balance Sheet

Highlights

•	Total assets as of June 30, 2004 were $16.85 billion, up 1% from total assets of $16.75 billion at December 31, 2003. This increase was due primarily to cash generated from business written during the period partially offset by a decline in the unrealized gains in the investment portfolio driven by higher interest rates during the period. As of June 30, 2004, stockholders’ equity was $4.46 billion, a 5% increase from year-end 2003 stockholders’ equity of $4.25 billion. The increase stemmed primarily from net income during the period, partially offset by the reduction in “Accumulated Other Comprehensive Income,” driven by higher interest rates during the period.

Increased Cash Dividend Declared

At its July 2004 Board meeting, the Board of Directors of Ambac Financial Group Inc. approved a 13.6% increase in the regular quarterly cash dividend from $0.11 to $0.125 per share of common stock. The dividend is payable on September 1, 2004 to stockholders of record on August 10, 2004. Ambac has declared an increased cash dividend in every year since going public in 1991.

Forward-Looking Statements

This release, in particular the President and Chief Executive Officer’s remarks, contains statements about our future results that may be considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. We caution you that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (1) changes in the economic, credit, or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide debt markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) the policies and actions of the United States and other governments; and (7) other risks and uncertainties that have not been identified at this time. We undertake no obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved, except as required by law.

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Ambac Second Quarter 2004 Earnings/8

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

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Footnotes

(1)	Adjusted gross premiums written, which is not promulgated under GAAP, is used by management, equity analysts and investors to measure Ambac’s financial results. Adjusted gross premiums written, which Ambac reports as analytical data, are defined as gross (direct and assumed) up-front premiums written plus the present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period. The definition of adjusted gross premiums written used by Ambac may differ from definitions of adjusted gross premiums written used by other public holding companies of financial guarantors. The following table reconciles adjusted gross premiums written to gross premiums written calculated in accordance with GAAP:

$-millions	Second Quarter		Six Months
	2004	2003	2004	2003
Adjusted gross premiums written	$411	$455	$670	$778
Present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period	(175)	(172)	(314)	(393)

Gross up-front premiums written	$236	$283	$356	$385
Gross installment premiums written on insurance policies	127	103	234	198

Gross premiums written	$363	$386	$590	$583

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Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

For the Three and Six Months Ended June 30, 2004 and 2003

(Dollars in Thousands Except Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
Financial Guarantee:
Gross premiums written	$363,196	$386,005	$589,630	$583,224
Ceded premiums written	15,949	(42,313)	(17,937)	(73,481)

Net premiums written	$379,145	$343,692	$571,693	$509,743

Net premiums earned	$189,593	$151,992	$355,028	$286,744
Other credit enhancement fees	11,809	12,294	23,245	22,658

Net premiums earned and other credit enhancement fees	201,402	164,286	378,273	309,402
Net investment income	88,081	79,892	174,785	156,487
Net realized investment gains	3,294	12,777	15,165	26,720
Net mark-to-market gains (losses) on credit derivative contracts	3,256	10,002	10,218	(2,174)
Variable interest entity	839	—	1,900	—
Other income (loss)	1,355	1,931	(10,864)	2,756
Financial Services:
Interest from investment and payment agreements	45,740	55,476	98,090	114,472
Other revenue (loss)	7,698	(9,544)	15,118	(3,997)
Net realized investment (losses) gains	(108)	4,641	5,843	4,949
Net mark-to-market gains on derivative hedge contracts	41	51	104	728
Corporate:
Net investment income	386	2,108	756	3,039
Net realized investment gains	42	—	18	—

Total revenues	352,026	321,620	689,406	612,382

Expenses:
Financial Guarantee:
Losses and loss expenses	17,500	10,900	35,000	20,700
Underwriting and operating expenses	29,246	21,013	54,900	43,179
Variable interest entity	701	—	1,605	—
Financial Services:
Interest from investment and payment agreements	40,678	50,160	83,370	103,592
Other expenses	3,381	2,557	7,076	5,514
Interest	13,461	14,537	27,086	26,991
Corporate	2,601	2,227	4,790	10,500

Total expenses	107,568	101,394	213,827	210,476

Income before income taxes	244,458	220,226	475,579	401,906
Provision for income taxes	63,562	57,469	122,928	101,087

Income from continuing operations	180,896	162,757	352,651	300,819

Discontinued operations:
Loss from discontinued operations	(310)	(312)	(550)	(543)
Income tax benefit	(124)	(126)	(220)	(218)

Net loss from discontinued operations	(186)	(186)	(330)	(325)

Net income	$180,710	$162,571	$352,321	$300,494

Earnings per share:
Income from continuing operations	$1.67	$1.53	$3.26	$2.83
Discontinued operations	$0.00	$0.00	$0.00	$0.00

Net income	$1.67	$1.53	$3.26	$2.83

Earnings per diluted share:
Income from continuing operations	$1.63	$1.48	$3.18	$2.75
Discontinued operations	$0.00	$0.00	$0.00	$0.00

Net income	$1.63	$1.48	$3.18	$2.75

Weighted average number of common shares outstanding:
Basic	108,412,326	106,428,045	108,090,945	106,246,887

Diluted	110,924,314	109,417,451	110,673,431	109,005,885

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

June 30, 2004 and December 31, 2003

(Dollars in Thousands Except Share Data)

	June 30, 2004	December 31, 2003
	(unaudited)
Assets

Investments:
Fixed income securities, at fair value (amortized cost of $12,877,989 in 2004 and $12,403,247 in 2003)	$13,057,681	$12,860,068
Fixed income securities pledged as collateral, at fair value (amortized cost of $648,126 in 2004 and $662,046 in 2003)	656,938	661,422
Short-term investments, at cost (approximates fair value)	238,184	250,382
Other, at fair value (cost of $4,196 in 2004 and $4,528 in 2003)	4,208	4,417

Total investments	13,957,011	13,776,289

Cash	33,164	24,449
Securities purchased under agreements to resell	43,000	54,015
Receivable for securities sold	152,192	4,425
Investment income due and accrued	142,361	159,439
Reinsurance recoverable on paid and unpaid losses	2,183	3,030
Prepaid reinsurance	290,234	325,461
Deferred acquisition costs	190,299	175,296
Loans	835,429	837,981
Derivative product assets	978,679	1,146,408
Variable interest entity	150,779	189,482
Other assets	76,175	51,039

Total assets	$16,851,506	$16,747,314

Liabilities and Stockholders’ Equity

Liabilities:
Unearned premiums	$2,727,315	$2,545,490
Losses and loss expense reserve	238,091	189,414
Ceded reinsurance balances payable	23,134	15,383
Obligations under investment and payment agreements	6,388,408	6,545,759
Obligations under investment repurchase agreements	342,801	530,644
Securities sold under agreement to repurchase	223,200	225,500
Deferred income taxes	110,304	171,058
Current income taxes	39,385	43,176
Debentures	791,807	791,775
Accrued interest payable	56,917	73,941
Derivative product liabilities	796,363	946,178
Other liabilities	233,663	222,126
Variable interest entity	150,779	189,482
Payable for securities purchased	265,126	2,830

Total liabilities	12,387,293	12,492,756

Stockholders’ equity:
Preferred stock	—	—
Common stock	1,088	1,073
Additional paid-in capital	670,293	606,468
Accumulated other comprehensive income	120,035	266,919
Retained earnings	3,698,656	3,380,098
Common stock held in treasury at cost	(25,859)	—

Total stockholders’ equity	4,464,213	4,254,558

Total liabilities and stockholders’ equity	$16,851,506	$16,747,314

Number of shares outstanding (net of treasury shares)	108,432,358	107,144,148

Book value per share	$41.17	$39.71

Ambac Financial Group, Inc. and Subsidiaries

Supplemental Analytical Data: Components of Adjusted Book Value Per Share (1)

June 30, 2004 and December 31, 2003

	June 30, 2004	December 31, 2003
Book value	$41.17	$39.71
After-tax value of:
Net unearned premium reserve less deferred acquisition costs	13.47	12.41
Present value of future installment premiums	10.15	9.44
Unrealized loss on investment agreement liabilities	(0.17)	(0.29)

Adjusted book value	$64.62	$61.27

(1)	Adjusted book value (ABV), which is not promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP), is used by management, equity analysts and investors as a measurement of the Company’s intrinsic value with no benefit given for ongoing business activity. Management derives ABV by beginning with stockholders’ equity (book value) and adding or subtracting the after-tax value of: the net unearned premium reserve; deferred acquisition costs; the present value of estimated net future installment premiums; and the unrealized gain or loss on investment agreement liabilities. These adjustments will not be realized until future periods and may differ materially from the amounts used in determining ABV. The definition of ABV used by the Company may differ from definitions of ABV used by other public holding companies of financial guarantee insurers.

Ambac Assurance Corporation

Statutory Accounting, Financial and Capital Information (1)

June 30, 2004 and December 31, 2003

(Dollars in Thousands, Except Ratios)

	June 30, 2004	December 31, 2003
Capital and Claim-Paying Resources:
Contingency reserve	$1,927,422	$1,786,316
Capital and surplus	2,935,016	2,739,675

Qualified statutory capital	4,862,438	4,525,991

Unearned premiums	2,897,572	2,649,273
Losses and loss adjustment expenses	85,187	54,698

Policyholders’ reserves	7,845,197	7,229,962

Third party capital support (2)	800,000	800,000
Present value of future installment premiums	1,693,905	1,555,611

Total claims paying resources	$10,339,102	$9,585,573

Net financial guarantees in force	$652,024,839	$625,563,637

Capital ratio (3)	134:1	138:1

Financial resources ratio (4)	63:1	65:1

(1)	Information for Ambac Assurance Corporation, Connie Lee Insurance Company and Ambac Assurance UK Limited are combined for purposes of this schedule.
(2)	Third party capital support represents pre-funded capital which provides for the unconditional ability to issue up to $800 million of preferred stock to high quality asset-backed investment vehicles.
(3)	Capital ratio is net financial guarantees in force divided by qualified statutory capital.
(4)	Financial resources ratio is net financial guarantees in force divided by total claims paying resources.

Ambac Assurance Corporation and Subsidiaries

Capitalization Table - GAAP

June 30, 2004 and December 31, 2003

(Dollars in Millions)

The following table sets forth Ambac Assurance’s consolidated capitalization as of June 30, 2004 and December 31, 2003, respectively, on the basis of accounting principles generally accepted in the United States of America.

	June 30, 2004	December 31, 2003
	(unaudited)
Unearned premiums	$2,733	$2,553
Notes payable to affiliate	90	84
Other liabilities	2,253	2,197

Total liabilities	5,076	4,834

Stockholder’s equity:
Common stock	82	82
Additional paid-in capital	1,157	1,144
Accumulated other comprehensive income	97	243
Retained earnings	3,754	3,430

Total stockholder’s equity	5,090	4,899

Total liabilities and stockholder’s equity	$10,166	$9,733